Exhibit 99.1

11755 Wilshire Blvd., 20th Floor Los Angeles, CA 90025

News Release

ABRAXIS BIOSCIENCE REPORTS GAINS IN FINANCIAL RESULTS

FOR THE THIRD QUARTER OF 2008

•	ABRAXANE Q3 2008 revenue increased 7% to $92 million compared with $86 million in Q3 2007

•	ABRAXANE share in second line metastatic breast cancer achieves all time high of 42% of the taxane market

•	Company reports Q3 2008 net loss of $15.1 million, or $0.38 per share, compared with net loss of $16.8 million, or $0.42 per share in Q3 2007

•	Q3 2008 adjusted earnings were $8.6 million, or $0.21 per share, versus an adjusted net loss of $7.9 million, or $0.20 per share in Q3 2007

LOS ANGELES, Calif. — November 14, 2008 — Abraxis BioScience, Inc. (NASDAQ: ABII), a fully integrated biotechnology company, today reported unaudited financial results for the third quarter ended September 30, 2008.

Third Quarter 2008 Highlights

Net revenue for the third quarter of 2008 increased 6.4 percent to $93.4 million, compared with $87.8 million for the prior-year period. Revenue from sales of ABRAXANE® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) increased 6.6 percent to $92.0 million, compared with $86.4 million for the same period in 2007. Net revenue included recognized deferred revenue of $9.2 million relating to a co-promotion agreement with AstraZeneca and license agreements with Taiho of Japan and Green Cross of South Korea, compared with $9.8 million of recognized deferred revenue for the same quarter last year.

“We continue to deliver strong sales of ABRAXANE and are pleased to be gaining an increasing share of the overall taxane market in the U.S., especially in second line metastatic breast cancer, where we achieved an all time high of 42 percent of the taxane market,” said Patrick Soon-Shiong, M.D., Chairman and Chief Executive Officer of Abraxis BioScience. “With recent and anticipated launches in several foreign markets and pending marketing

Abraxis BioScience, Inc.

2008 Third Quarter Financial Results

approvals in others, we are gratified that a growing number of patients worldwide are gaining access to this important novel chemotherapy. Additionally, we are developing new data on ABRAXANE in a variety of oncology settings and advancing our pipeline in several opportunities using our proprietary nab™ technology.”

Gross profit for the third quarter of 2008 was $82.3 million, or 88.1 percent of net revenue, compared with $76.2 million, or 86.8 percent of net revenue, for the same period in 2007.

Research and development expense for the third quarter of 2008 decreased to $24.1 million, or 25.8 percent of net revenue, compared with $28.7 million, or 32.7 percent of revenue, for the same period in 2007, primarily reflecting a licensing payment for a yet to be approved product, which was recognized in 2007.

Selling, general and administrative expenses for the third quarter of 2008 decreased to $53.2 million, or 57.0 percent of net revenue, versus $55.7 million, or 63.4 percent of net revenue, for the same period in 2007. The decrease primarily reflected lower shared marketing expenses under the co-promotion agreement, lower marketing personnel and program expenses, offset by higher co-promotion commission expense due to higher U.S. ABRAXANE revenues.

In the most recent quarter, the company recorded a $9.2 million impairment charge related to the anticipated sale of certain property, plant and equipment.

Interest income for the third quarter of 2008 was approximately $4.3 million, compared with interest income of approximately $162,000 in the prior-year period, due primarily to interest earned on the $700 million cash contribution to the company in connection with the separation from APP Pharmaceuticals, Inc. in November 2007.

Other expenses for the third quarter of 2008 increased to $5.5 million from $49,000, due primarily to a write-down of marketable securities whose decline in values were determined to be other than temporary.

Abraxis BioScience, Inc.

2008 Third Quarter Financial Results

On a GAAP basis, and including one-time charges related to litigation costs and an impairment charge, the company reported a net loss of $15.1 million, or $0.38 per share, for the third quarter of 2008, compared with a net loss of $16.8 million, or $0.42 per share, for the third quarter of 2007.

The table below shows adjusted net income (loss) and adjusted net income (loss) per diluted share for the third quarters of 2008 and 2007, which excludes from net loss and net loss per diluted share, amortization of acquired intangible assets, litigation costs, impairment charge, realized loss on marketable securities, pre-launch costs associated with the company’s Phoenix manufacturing facility and the impact of non-cash stock compensation expense.

	Q3 2008	Q3 2007
Adjusted net income (loss)	$8.6 million	$(7.9) million
Adjusted net income (loss) per diluted share	$0.21	$(0.20)

(Reconciliation tables appear below.)

ABRAXANE Market Data Highlights

According to recent IntrinsiQ data for September 2008, in metastatic breast cancer (MBC), ABRAXANE usage increased to 36 percent of the overall taxane market, compared with 33 percent in June 2008. ABRAXANE share of the taxane market in 2nd line MBC continues to increase and achieved an all time high of 41.5 percent, representing a 4.5 percent increase since June 2008.

Year-to-Date 2008 Financial Results

Net revenue for the nine-month period ended September 30, 2008 was $253.1 million, compared with $242.9 million for the prior year period. Revenue from sales of ABRAXANE® for the nine months ended September 30, 2008 increased 4.2 percent to $245.8 million, compared with $235.9 million for the same period in 2007. Net revenue for the nine months ended September 30, 2008 included recognized deferred revenue of $29.6 million relating to the co-promotion agreement and the license agreements with Taiho and Green Cross, compared with $29.4 million of recognized deferred revenue for the same period last year.

Abraxis BioScience, Inc.

2008 Third Quarter Financial Results

Gross profit for the nine months ended September 30, 2008 was $223.5 million, or 88.3 percent of net revenue, compared with $216.7 million, or 89.2 percent of net revenue, for the same period in 2007, with the decrease primarily due to lower production volumes in the second quarter of 2008.

Research and development expense for the nine months ended September 30, 2008 increased to $66.6 million, or 26.3 percent of net revenue, compared with $61.4 million, or 25.3 percent of revenue, for the same period in 2007.

Selling, general and administrative expenses for the nine months ended September 30, 2008 decreased $25.9 million to $152.0 million, or 60.1 percent of net revenue, versus $177.9 million, or 73.3 percent of net revenue, for the same period in 2007. The decrease was due primarily to higher legal costs incurred in the second quarter of 2007, reduced shared marketing expenses under the co-promotion agreement and lower marketing expenses.

The nine-month period ended September 30, 2008 included a litigation charge of $57.6 million, including accrued interest, related to litigation with Élan Pharmaceutical Int’l Ltd in the second quarter. The Company has filed various post trial motions and is appealing the jury ruling.

Abraxis also recorded a $13.9 million one-time charge for acquired in-process research and development in connection with the company’s acquisition of Shimoda Biotech and Platco Technologies in April 2008. As previously mentioned, in the third quarter, the company recorded an impairment charge totaling $9.2 million for the anticipated sale of certain property, plant and equipment.

Interest income for the nine months ended September 30, 2008 was approximately $15.4 million, compared with approximately $557,000 in the prior-year period, due primarily to interest earned on the $700 million cash contribution to the company in connection with the separation from APP Pharmaceuticals, Inc. in November 2007.

Other expenses for the nine months ended September 30, 2008 increased to $4.9 million from $106,000 in the comparable period in 2007, due primarily to a write-down of marketable securities whose decline in values were determined to be other than temporary.

Abraxis BioScience, Inc.

2008 Third Quarter Financial Results

On a GAAP basis, and including the previously described one-time charges related to litigation costs and acquired in-process research in the second quarter of 2008 as well as third quarter one-time charges related to impairment, the company reported net loss of $94.9 million, or $2.37 per share, for the nine months ended September 30, 2008, compared with a net loss of $36.4 million, or $0.91 per share, for the comparable period in 2007.

The table below shows adjusted net income (loss) and adjusted net income (loss) per diluted share for the nine-month periods in 2008 and 2007, which excludes from net loss and net loss per diluted share, in-process research and development charges, realized loss on marketable securities, amortization of acquired intangible assets, litigation costs, impairment charge, pre-launch costs associated with the company’s Phoenix manufacturing facility, and the impact of non-cash stock compensation expense.

	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Adjusted net income (loss)	$23.9 million	$(9.2) million
Adjusted net income (loss) per diluted share	$0.59	$(0.23)

(Reconciliation tables appear below.)

Recent Company Highlights

In September, Abraxis signed an agreement with ProMetic Life Sciences, Inc. (TSX: PLI) for the development and commercialization, on a world-wide basis (excluding China and Taiwan), of four biopharmaceutical products targeting underserved medical conditions. The transaction included an initial strategic investment by Abraxis (with rights to make optional investments) as well as access to ProMetic’s proprietary protein technologies.

In October, NeoBiocon, a joint venture between Abu Dhabi based Neopharma and India’s Biocon Ltd., launched ABRAXANE in the United Arab Emirates for the treatment of breast cancer after failure of combination therapy for metastatic disease or relapse within six months of adjuvant chemotherapy.

Abraxis BioScience, Inc.

2008 Third Quarter Financial Results

Also in October, the Therapeutic Goods Administration (TGA) in Australia approved ABRAXANE for the treatment of metastatic carcinoma of the breast after failure of anthracycline therapy. With this approval, ABRAXANE is now cleared for marketing in 36 countries. Abraxis will market ABRAXANE in Australia through a strategic relationship with Melbourne-based Specialised Therapeutics Australia, Pty Ltd., which is launching ABRAXANE in the fourth quarter of 2008.

Abraxis recently added Edward C. Geehr, M.D., to its senior management team. Dr. Geehr joined the company as Executive Vice President of Operations. In this newly created position, Dr. Geehr is responsible for the commercial, manufacturing and marketing operations of Abraxis. He comes to the company with extensive operational knowledge, having held numerous entrepreneurial and executive posts in the healthcare industry.

In early October, the National Comprehensive Cancer Network (NCCN), Abraxis and AstraZeneca (NYSE: AZN) entered into a collaboration to conduct multiple investigator-initiated studies for ABRAXANE. The NCCN studies will evaluate ABRAXANE in the treatment of breast, non-small cell lung, head and neck, melanoma and ovarian cancers. The clinical research will include investigations of tumor gene expression by microarray and the expression of SPARC, (secreted protein acidic and rich in cysteine), a protein that is over expressed and secreted in many cancers. SPARC, a known prognostic factor for poor survival in a number of tumor types, is an albumin binding protein that may mediate an enhanced anti-tumor effect of Abraxane via a SPARC- albumin interaction.

Note

The company completed its separation from APP Pharmaceuticals, Inc. in November 2007. The accompanying unaudited consolidated and combined financial information reflect the consolidated operations of Abraxis BioScience, Inc. and its subsidiaries as an independent, publicly-traded company as of and subsequent to November 13, 2007 and a combined reporting entity comprising the assets and liabilities that constituted the proprietary business of Abraxis BioScience, Inc. (formerly American Pharmaceuticals, Inc.) for periods prior to November 13, 2007. The unaudited consolidated and combined financial information for periods prior to and including November 13, 2007 may not be indicative of future performance and do not necessarily reflect what the consolidated and combined results of operations, financial position and cash flows would have been had Abraxis BioScience operated as an independent, publicly-traded company during the periods presented, including changes in capitalization as a result of the separation. To the extent that an asset, liability, revenue or expense is directly associated with the company, it is reflected in the accompanying unaudited consolidated and combined financial information. Certain general corporate overhead and other expenses for periods prior to the separation have been allocated to the company. Management believes such allocations were reasonable;

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2008 Third Quarter Financial Results

however, they may not be indicative of actual results had Abraxis BioScience been operating as an independent, publicly traded company for the periods presented.

Conference Call Information

On Friday, November 14, 2008, the company will host a conference call with interested parties beginning at 8:30 a.m. PDT/11:30 a.m. EDT to review its results of operations for the third quarter of 2008. The conference call may be heard by interested parties through a live audio Internet broadcast at www.abraxisbio.com and www.thomsonone.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for approximately six months beginning shortly after the conclusion of the call.

Non-GAAP Financial Measures

The company believes that its presentation of non-GAAP financial measures, such as adjusted net income and adjusted net income per diluted share, provide useful supplementary information to investors in understanding the underlying operating performance of the company and facilitates additional analysis by investors. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures presented by the company may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income (loss) to adjusted net income (loss) for the three and nine months ended September 30, 2008 and September 30, 2007 is included with this news release.

About ABRAXANE®

The U.S. Food and Drug Administration approved ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE® please visit www.abraxane.com.

About Abraxis BioScience

Abraxis BioScience is a fully integrated global biotechnology company dedicated to the discovery, development and delivery of next-generation therapeutics and core technologies that offer patients safer and more effective treatments for cancer and other critical illnesses. The company’s portfolio includes the world’s first and only protein-bound nanoparticle chemotherapeutic compound (ABRAXANE), which is based on the company’s proprietary tumor targeting technology known as the nab™ platform. The first FDA approved product to use this nab™ platform, ABRAXANE, was launched in 2005 for the treatment of metastatic breast cancer. Abraxis trades on the NASDAQ Global Market under the symbol ABII. For more information about the company and its products, please visit www.abraxisbio.com.

Abraxis BioScience, Inc.

2008 Third Quarter Financial Results

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the clinical development plan, and the timing and scope of clinical studies and trials, for ABRAXANE and the global commercialization of ABRAXANE. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the fact that results from pre-clinical studies may not be predictive of results to be obtained in other pre-clinical studies or future clinical trials; delays in commencement and completion of clinical studies or trials, including slower than anticipated patient enrollment and adverse events occurring during the clinical trials; decisions by regulatory authorities regarding whether and when to approve ABRAXANE or product candidates for various indications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of ABRAXANE and other products and product candidates; unexpected safety, efficacy or manufacturing issues with respect to ABRAXANE or product candidates; the need for additional data or clinical studies for ABRAXANE or product candidates; regulatory developments (domestic or foreign) involving the company’s manufacturing facilities; the market adoption and demand of ABRAXANE and other products, the costs associated with the ongoing launch of ABRAXANE; research and development associated with the nab technology platform; the impact of pharmaceutical industry regulation; the impact of competitive products and pricing; the availability and pricing of ingredients used in the manufacture of pharmaceutical products; the ability to successfully manufacture products in a time-sensitive and cost effective manner; the acceptance and demand of new pharmaceutical products; and the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in other documents it has filed with the Securities and Exchange Commission.

The information contained in this press release is as of the date of this release. Abraxis assumes no obligations to update any forward-looking statements contained in this press release as the result of new information or future events or developments.

Contacts:

Investors and Media Inquiries:
Daniel Saks	Pondel Wilkinson Inc.
Vice President,	Rob Whetstone
Investor Relations and Corporate Communications	310.279.5963
310.405.7417

Financial Tables Follow

Abraxis BioScience, Inc.

2008 Third Quarter Financial Results

Abraxis BioScience, Inc.

Condensed Consolidated and Combined Statements of Operation(1)

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Abraxane revenue	$92,045	$86,368	$245,810	$235,919
Other revenue	1,336	1,423	7,335	6,982

Net revenue	93,381	87,791	253,145	242,901
Cost of sales	11,128	11,618	29,680	26,176

Gross profit	82,253	76,173	223,465	216,725
Operating expenses
Research and development	24,097	28,708	66,612	61,368
Selling, general and administrative	53,191	55,688	152,026	177,935
Litigation costs	221	—	57,609	—
Acquired in-process research and development charge	—	—	13,900	—
Impairment charge	9,214	—	9,214	—
Amortization of acquired intangible assets	9,872	9,653	29,483	28,958
Equity in net loss (income) of Drug Source Co, LLC	(469)	(1,044)	(245)	(2,941)

Total operating expenses	96,126	93,005	328,599	265,320

Loss from operations	(13,873)	(16,832)	(105,134)	(48,595)
Interest income	4,274	162	15,385	557
Other expenses	(5,481)	(49)	(4,941)	(106)

Loss before income taxes	(15,080)	(16,719)	(94,690)	(48,144)
Provision (benefit) for income taxes	(21)	53	203	(11,730)

Net loss	$(15,059)	$(16,772)	$(94,893)	$(36,414)

Basic and diluted net loss per share	$(0.38)	$(0.42)	$(2.37)	$(0.91)

Basic and diluted weighted average common shares outstanding(2)	40,048	39,990	40,021	39,990

The composition of stock-based compensation included above is as follows:
Cost of sales	$108	$151	$273	$1,078
Research and development	555	2,243	2,954	5,855
Selling, general and administrative	1,342	2,454	5,881	8,373

Total stock-based compensation	$2,005	$4,848	$9,108	$15,306

Selected ratios as a percentage of net revenue:
Gross margin	88.1%	86.8%	88.3%	89.2%
Research and development	25.8%	32.7%	26.3%	25.3%
Selling, general and administrative	57.0%	63.4%	60.1%	73.3%

(1) The consolidated and combined financial information reflects the consolidated operations of Abraxis BioScience and its subsidiaries as an independent, publicly-traded company as of and subsequent to November 13, 2007 and a combined reporting entity comprising the assets and liabilities that constituted the proprietary business of Old Abraxis for periods prior to November 13, 2007. The consolidated and combined financial information for periods prior to and including November 13, 2007 may not be indicative of our future performance and do not necessarily reflect what our consolidated and combined results of operations, financial position and cash flows would have been had we operated as an independent, publicly-traded company during those periods.

(2) For the three and nine months ended September 30, 2007, basic and diluted loss per share were computed using the number of shares of our common stock outstanding after the separation on November 13, 2007.

Abraxis BioScience, Inc.

2008 Third Quarter Financial Results

Abraxis BioScience, Inc.

GAAP to Adjusted Net Income (Loss) Per Share Reconciliation

(Unaudited, in thousands, except per share amounts)

Adjusted net income (loss) and adjusted net income (loss) per share are defined as net income (loss) and net income (loss) per share, respectively, in each case excluding in-process research and development charges, amortization of acquired intangible assets, litigation costs, impairment charge, phoenix pre-launch costs, realized loss on marketable securities and non-cash stock compensation expense. We believe that our presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding our underlying operating performance and facilitates additional analysis by investors. We also use non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. Reconciliation of net income (loss) and net income (loss) per share to adjusted net income (loss) and adjusted net income (loss) per share for each of the three and nine months ended September 30, 2008 and 2007 is below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net loss	$(15,059)	$(16,772)	$(94,893)	$(36,414)
Amortization of acquired intangible assets	6,397	5,929	20,505	17,787
Acquired in-process research and development charge (a)	—	—	13,900	—
Litigation costs (b)	221	—	57,609	—
Impairment charge (c)	9,214	—	9,214	—
Phoenix pre-launch costs (d)	2,261	—	6,994	—
Realized loss on marketable securities (e)	4,247	—	4,247	—
Stock compensation expense	1,299	2,978	6,335	9,402

Adjusted net income (loss)	$8,580	$(7,865)	$23,911	$(9,225)

Adjusted net income (loss) per share (f)	$0.21	$(0.20)	$0.59	$(0.23)

Weighted average common diluted shares outstanding	40,309	39,990	40,247	39,990

Net loss per share	$(0.37)	$(0.42)	$(2.36)	$(0.91)
Amortization of acquired intangible assets	0.14	0.15	0.50	0.44
Acquired in-process research and development charge (a)	—	—	0.35	—
Litigation costs (b)	0.01	—	1.43	—
Impairment charge (c)	0.23	—	0.23	—
Phoenix pre-launch costs (d)	0.06	—	0.17	—
Realized loss on marketable securities (e)	0.11	—	0.11	—
Stock compensation expense	0.03	0.07	0.16	0.24

Adjusted net income (loss) per share	$0.21	$(0.20)	$0.59	$(0.23)

Loss before income tax	$(15,080)	$(16,719)	$(94,690)	$(48,144)
Pretax amortization of acquired intangible assets	9,872	9,653	29,483	28,958
Acquired in-process research and development charge (a)	—	—	13,900	—
Litigation costs (b)	221	—	57,609	—
Impairment charge (c)	9,214	—	9,214	—
Phoenix pre-launch costs (d)	3,490	—	10,056	—
Realized loss on marketable securities (e)	4,247	—	4,247	—
Stock compensation expense	2,005	4,848	9,108	15,306

Adjusted income (loss) before income tax	$13,969	$(2,218)	$38,927	$(3,880)

(a) In connection with the purchase of Shimoda Biotech and Platco Technologies in April 2008, we acquired certain research and development projects that were required to be expensed in accordance with generally accepted accounting principles. Approximately $13.9 million of the purchase price was expensed as in-process research and development for projects that, as of the acquisition date, had not yet reached technological or regulatory feasibility and had no alternative future uses in their current states.

(b) On June 13, 2008, a jury ruled that we infringed upon one of Élan’s patent, which runs until 2011, and awarded Élan $55.2 million in damages for sales of Abraxane® through the judgment date. We have filed various post-trial motions and are appealing the jury ruling. For the nine months ended September 30, 2008, we accrued $57.6 million for this matter, which includes $2.4 million of accrued interest.

(c) As a result of an anticipated sale of property, plant and equipment, we recorded an asset impairment charge totaling $9.2 million during the three months ended September 30, 2008.

(d) Represents pre-launch costs associated with our Phoenix, Arizona manufacturing facility.

(e) Represents write-down of marketable securities whose decline in values were determined to be other than temporary.

(f) Taxable adjustments to net loss were tax effected using an incremental tax rate of 38.58%.

Abraxis BioScience, Inc.

2008 Third Quarter Financial Results

Abraxis BioScience, Inc.

Condensed Consolidated and Combined Balance Sheets

(In thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$643,747	$705,125
Accounts receivable, net of chargebacks	37,857	43,944
Related party receivable	9,936	1,958
Inventories	64,421	73,677
Prepaid expenses and other current assets	17,760	18,572
Deferred income taxes	61,502	33,696

Total current assets	835,223	876,972
Property, plant and equipment, net	148,428	145,120
Investment in Drug Source Company, LLC	9,519	9,275
Intangible assets, net of accumulated amortization	186,465	205,231
Goodwill	241,361	241,361
Other non-current assets	32,097	24,296

Total assets	$1,453,093	$1,502,255

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$29,256	$33,579
Accrued liabilities	48,748	54,927
Accrued litigation settlement	57,609	—
Accounts payable to related parties	—	6,986
Income taxes payable	—	5,010
Deferred revenue	41,155	41,289

Total current liabilities	176,768	141,791

Deferred income taxes, non-current	62,125	32,396
Long-term portion of deferred revenue	90,840	121,138
Other non-current liabilities	15,694	9,543

Total liabilities	345,427	304,868
Stockholders' equity
Common stock	40	40
Additional paid-in capital	1,199,178	1,192,461
Retained earnings (deficit)	(90,811)	4,082
Accumulated other comprehensive income (loss)	(741)	804

Total stockholders' equity	1,107,666	1,197,387

Total liabilities and stockholders' equity	$1,453,093	$1,502,255

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